For:
Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000

FOR IMMEDIATE RELEASE

Nobel Learning Communities’ Laurel Springs School introduces Online and Distance Learning College Prep Programs to Korea

Partnership with Education Company C2 enables immediate enrollment at
C2’s Educational Enrichment Campuses in Korea

WEST CHESTER, Pa. – January 13, 2010 – Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary and middle schools and online distance learning schools today announced it is entering the Korean market through a ground-breaking agreement to offer its online and distance learning program to students in Korea, giving Korean students an opportunity to earn an accredited US high school diploma.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., said, “Our Laurel Springs School is partnering with C2 Education to introduce its distance learning College Preparation Curriculum to students in Korea.  For the past 20 years Laurel Springs School has been pioneering distance learning programs in order to prepare students to meet the demanding admission standards of America’s most selective colleges and universities.  Through innovative partnerships such as this agreement with C2 in Korea, we can leverage Laurel Springs’ proven educational programs in markets where demand for admission to high quality US colleges and universities continues to increase.  Laurel Springs’ distance learning techniques have a proven record of success with a high rate of its graduates accepted to the college of their choice.  This makes Laurel Springs a leading choice for students around the world who want to strengthen their credentials and their opportunity to attend a selective college or university in the U.S.”

The Laurel Springs school programs are being offered at the five educational centers operated by C2 in Korea.   C2 Education’s Korean centers are well known for providing intensive study in the English language, though they also provide excellent educational support for students in grades K through 12, as well as world-class standardized test preparation courses and college counseling services.  This educational partnership allows Korean students the opportunity to receive a college preparatory education from an accredited American school without having to travel to the United States.

Laurel Springs School’s Founder and Director, Marilyn Mosley Gordanier, said, "Laurel Springs is excited to be partnering in this blended approach to education with C2 for Korean students. In Korea, this is the first time a distance learning curriculum will be delivered in a classroom environment with on-site teachers.  Those who enroll in this innovative program will be Laurel Springs School students.  Laurel Springs’ teachers will assist with curricula and administer all grading. Korean-speaking homeroom teachers will facilitate students as they complete their coursework in classrooms at C2 Education locations in Korea."

Mr. Bernstein continued, “Laurel Springs’ accredited online and distance learning program offers a highly scalable model that is ideally suited for the rapid increase in the demand for US educational programs internationally and is not constrained by the limitations of a traditional onsite school.  Through our Laurel Springs School, we believe we are well positioned to serve this large and growing opportunity.”

About Nobel Learning Communities

Nobel Learning Communities operates a national network of over 180 nonsectarian private Pre-K and K+ schools and a global K-12 online distance learning community. All Nobel Learning schools are dedicated to providing a high-quality private education, through small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty schools. For more information, please visit www.NobelLearning.com.

About C2 Education

C2 Education is one of the fastest-growing private learning firms in the world; the smart choice for students who want to improve their academic achievement. C2 offers customized curricula, personalized attention, and a wide variety of enrichment services for students from kindergarten through high school. C2 Education currently has over 110 centers in the U.S. and Canada, five centers in Korea, and serves more than 12,000 students worldwide. C2 provides educational support for students in all grade levels, from specific subject tutoring to schoolwork assistance, to standardized test preparation. In addition, C2 centers offer students excellent college counseling services. In the U.S., C2 students have consistently gained acceptance to the country’s most elite universities, including Columbia, Duke, Georgetown, Harvard, MIT, Princeton, Stanford, and Yale. For more information on C2’s programs and resources, visit www.c2educate.com.

Safe Harbor Statement
Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Potential risks and uncertainties include among others, the implementation and results of the Company's ongoing strategic initiatives; the Company's ability to compete with new or existing competitors; dependence on senior management and other key personnel; and changes in general economic conditions. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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